UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2019

EXACTUS, INC.
(Exact name of the registrant as specified in its charter)

Nevada	000-55828	27-1085858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  80 NE 4th Avenue, Suite 28, Delray Beach, FL 33483
(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (804) 205-5036

_____________________________________________________________________
(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
[ ]

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 24, 2019, Vladislav Yampolsky and Steven A. Schwartz were appointed to serve as members of our Board of Directors. Mr. Yampolsky is the Co-Founder and CEO of Ceed2Med, LLC, our largest shareholder. We believe that Mr. Schwartz meets the definition of “independent” director under SEC rules and the rules and regulations promulgated by NASDAQ.

 Vladislav (Bobby) Yampolsky, 42, is the founder ECJ Luxe, a family-owned luxury shopping destination that specializes in an array of ultra-exclusive items including everything from high end time pieces, jewelry and diamonds, to exotic cars and yachts. The Yampolsky family established the business as East Coast Jewelry in 1986 and Bobby opened the West Palm Beach, Florida location in 1996. East Coast Jewelry evolved into ECJ Luxe in 2015 and has expanded to multiple locations throughout southern Florida. Mr. Yampolsky owns and operates multiple other businesses, including restaurant, nightclub, yacht and exotic car sales, and real estate investments. In addition, Mr. Yampolsky is the Co-Founder and CEO of Ceed2Med, LLC, a hemp and hemp-derivative supply sourcing, production, distribution, and development company that secures production of industrial hemp biomass and raw ingredients that invests in developing supply chain partners and distribution channels worldwide. Ceed2Med is heavily invested in the hemp industry and is currently the largest shareholder of Exactus Inc. as well as substantial shareholder in Hemptown Organics Corp.

Steven A. Schwartz, 75, is currently is a consultant for ECJ Luxe and has been working for the company for 20 years. Mr. Schwarz’s career started in the garment industry, where he worked in the family company. In his early 30’s he became part of a public company, Doe-Spun Inc., where he ran a division. Through options, buyouts and transitions, he accumulated control of 33% of that company. Doe-Spun, Inc. was taken private in the early 1990’s and eventually sold in 1996. After 2 years under an employment contract, Mr. Schwartz was recruited by the accounting firm Arnold Cohen, Mahoney & Cohen (now CBIZ) to become President of Andover Togs, a public apparel company struggling through the manufacturing transition from the US to Asia. Following the position of President at Andover Togs, he began importing watches from Switzerland for the company Alain Silberstein, where he ran distribution in the US, and took the rights to sell and service the brand along with the Yampolskys. Mr. Schwarz graduated Syracuse University in 1966 and studied for an MBA at Adelphi University.

Mr. Schwartz has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. Mr. Yampolsky is the founder and CEO of Ceed2Med, LLC (“C2M”), our largest shareholder. On January 8, 2019 we entered into a Master Product Development and Supply Agreement (the “Development Agreement”) with C2M. Under the Agreement, we have been allotted a minimum of 50 and up to 300 kilograms per month, and up to 2,500 kilograms annually, of active phyto-cannabinoid (CBD) rich ingredients for resale. C2M was issued 8,385,691 shares of our common stock (67,085,523 shares pre-split) upon effectiveness of the Development Agreement. For more information regarding our transaction with C2M, please review our Current Report on Form 8-K filed January 14, 2019.

Compensation arrangements for Mr. Yampolsky and Mr. Schwartz have not been determined at this time, and are subject to ongoing negotiation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

EXACTUS, INC.

Date:	June 24, 2019	By: /s/ Philip J. Young
Philip J. Young
President and Chief Executive Officer